Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff	John Roselli
	610-893-9555 Office	610-893-9559 Office
	609-933-9243 Mobile	Keith Kolstrom
	swoodruff@tycoelectronics.com	610-893-9551 Office

TYCO ELECTRONICS ANNOUNCES PRICING OF $2.05 BILLION FIXED RATE

SENIOR NOTES OFFERING

BERWYN, Pa. — September 21, 2007 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today announced that its wholly-owned subsidiary, Tyco Electronics Group S.A. (“TEGSA”), has priced an offering of $2.05 billion aggregate principal amount of fixed rate senior notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”) and to non-U.S. persons in reliance on Regulation S under the Securities Act.

The $800,000,000 Senior Notes due 2012 will be issued at a price of 99.956%, plus accrued interest, and will bear interest at a rate of 6.00% per year, payable semi-annually; the $750,000,000 Senior Notes due 2017 will be issued at a price of 99.665%, plus accrued interest, and will bear interest at a rate of 6.55% per year, payable semi-annually; and the $500,000,000 Senior Notes due 2037 will be issued at a price of 99.544%, plus accrued interest, and will bear interest at a rate of 7.125% per year, payable semi-annually.

The notes will be TEGSA’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future senior debt, and senior to any subordinated indebtedness that TEGSA may incur.  These notes are fully and unconditionally guaranteed on a senior unsecured basis by Tyco Electronics Ltd.

The transaction is expected to settle on September 25, 2007.

Tyco Electronics intends to use the net proceeds of this offering to repay a portion of its borrowings under its unsecured bridge loan facility, of which $2.7 billion is currently drawn.

The notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.